Exhibit 99.1

New Jersey Mining Company Signs Binding Letter of Intent to Purchase 50-Percent Interest in Butte Highlands Gold Project

COEUR D'ALENE, Idaho, January 26, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has signed a binding Letter of Intent to acquire a 50-percent interest in Butte Highlands Joint Venture LLC (“BHJV”) from Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline”).

BHJV owns the high-grade underground Butte Highlands Gold Project (“Butte Highlands”), located 15 miles south of Butte, Montana, within a prolific gold-producing region that includes several world-class, multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City.

NJMC’s interest in Butte Highlands is “carried to production” by the joint venture partner, Montana State Gold Company LLC (“MSGC”), which is funding all mine development costs through to commercial production with NJMC’s share of those costs to be repaid from proceeds of future mine production.

To-date, MSGC and prior funding partner, Highland Mining LLC (“Highland”), have invested more than $30-million at Butte Highlands including more than 4,500 feet of underground development and construction of surface facilities for the project, all of which are located on private lands owned by BHJV.  Mine and facility construction at Butte Highlands was completed primarily by Small Mine Development Corporation (“SMD”), which also constructed a modern gold mine at NJMC’s Golden Chest project.

The project has experienced significant timeline delays due, in part, to miscalculations of the permitting process and other technical issues.  However, with the Road Use Permit now issued by the U.S. Forest Service, and the Hard Rock Operating Permit EIS and MPDES Water Discharge Permit also issued in the last 30 months, the project is now fully permitted.

The Agreement calls for NJMC to make a $50,000 down payment, to be followed by a $175,000 payment and delivery of 3-million shares of NJMC common stock by January 31, 2016 to close the purchase.

NJMC President John Swallow stated, “The gold mine at Butte Highlands is a natural fit for us as we seek to leverage our mining and milling expertise to expand our base of potential cash flow producing assets. As at Golden Chest, the mine was built by industry leader SMD. We believe that our technical team can help finalize engineering and development of the mine - and while it would entail additional permitting, we also see an opportunity to possibly enhance project economics by constructing an on-site mill.”

Mr. Swallow continued, “In our recent Letter to Shareholders, we professed our belief that great companies can be built in difficult times. An additional goal of ours has been to provide optionality for our fellow shareholders by reducing reliance on any singular property or asset - and this transaction is another step in that process.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Butte Highlands was extensively drilled by Battle Mountain Gold, Placer Dome, ASARCO, and Orvana Minerals in the 1980s and 1990s, prior to its acquisition and development by Timberline in 2006. In 2009, Timberline formed BHJV with Highland for the purpose of developing and mining the property. In 2012, Highland was sold to MSGC, which assumed Highland’s $24-million loan and its commitment to fund all remaining mine development costs through to commercial production.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is majority-owner and operator of a fully-permitted, recently upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is also 100-percent owner of the Golden Chest Mine, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee. Ownership of a mine and mill provide NJMC shareholders solid value and excellent leverage to higher gold prices and exploration success. NJMC is in the process of purchasing a 50-percent “carried to production” interest in the Butte Highlands Gold Project. The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814